Exhibit 10.1
TRANSITION AND CONSULTING AGREEMENT
This TRANSITION AND CONSULTING AGREEMENT (“Agreement”) is made and entered into between Kirsten M. Spears (“Executive”), and Broadcom Inc. (together with its affiliates, the “Company”) (collectively with Executive, the “Parties”). The Parties agree as follows:
1.Transition Date. The Parties agree that Executive’s employment with the Company will terminate on June 12, 2026 (the “Transition Date”) and such termination will be treated as a voluntary resignation by Executive without Good Reason under the Severance Benefit Agreement entered into between Executive and the Company, dated as of December 10, 2020 (the “Severance Benefit Agreement”). From and after the Separation Date, Executive will no longer have any authority to act as an officer, authorized representative, or otherwise on behalf of the Company, and her services will be limited to the Consulting Services (as defined below).
2.Consulting Service.
a.Subject to Executive’s continued employment through the Transition Date, during the period beginning on the Transition Date and ending on March 15, 2027, unless terminated earlier in accordance with this Agreement (the “Consulting Period”), Executive will provide consulting services to the Company as reasonably requested by the Chief Executive Officer of the Company (the “CEO”) (the “Consulting Services”).
b.In consideration for the Consulting Services and Executive’s compliance with the terms of this Agreement, the Consulting Services will be treated as continued Service under the Company’s 2012 Stock Incentive Plan and the applicable award agreements for purposes of the outstanding restricted stock units (“RSUs”) and performance stock units (“PSUs”, together with the RSUs, the “Equity Awards”) held by Executive as of the Transition Date. During the Consulting Period and subject to Executive’s compliance of this Agreement (including Section 9 (Non-Disparagement), Section 11 (Return of Property; Confidential Information; Intellectual Property) and Section 12 (Interference with Existing Business Relationships)), the Equity Awards will continue to vest in accordance with their terms and conditions, subject to applicable tax withholdings and other deductions required by law; provided that PSUs shall in no event vest at a performance level exceeding target. Effective as of the Transition Date, all Equity Awards held by Executive that are scheduled to vest by their terms after March 15, 2027, and the above-target portion of the PSUs, will be forfeited immediately for no consideration.
c.The Consulting Period (i) may be terminated by Executive at any time and for any reason by providing the Company with not less than 14 days’ advance written notice of such termination, (ii) may be terminated by the Company at any time for Cause (as defined below) or in event that Executive commences employment or engagement as chief financial officer (or an equivalent position) of another company or business entity, or (iii) will terminate automatically upon the Consultant’s death or permanent disability (as determined by the Company in its reasonable discretion). Executive shall notify the Company in writing within three business days after accepting or commencing employment or engagement as chief financial officer (or an equivalent position) of another company or business entity. Upon termination of the Consulting Period, all Equity Awards held by Executive as of immediately prior to the termination of the Consulting Period will be forfeited immediately for no consideration; provided, however, that upon termination of the Consulting Period due to Executive’s death, all Equity Awards held by Executive as of immediately prior to the termination of the Consulting Period shall immediately vest in full, with any performance conditions applicable to the PSUs deemed satisfied at target. For purposes of this Agreement, “Cause” means (A) any event or circumstance that would constitute “Cause” such term is defined in the Severance Benefit Agreement or (B) Executive’s breach of this Agreement, including Section 9 (Non-Disparagement), Section 11 (Return of Property; Confidential Information; Intellectual Property) and Section 12 (Interference with Existing Business Relationships).
d.The Parties acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which Executive provides the Consulting Services, and that in performing the Consulting Services, Executive shall be acting and shall act at all times as an independent contractor only, and not as an employee, agent or partner of or with the Company or its affiliates. During the Consulting Period, Executive shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company other than (i) the continued vesting of the Equity Awards or (ii) as applicable to Executive in her capacity as a former employee of the Company.
3.No Remuneration Due. By Executive’s signature below, Executive acknowledges and agrees that (a) on the Transition Date, the Company provided Executive a final paycheck for all wages, salary, and any accrued vacation earned by Executive through the Transition Date; (b) as of the Transition Date, Executive is not entitled to receive any additional salary, severance pay, fringe benefits, vacation pay, bonuses, commissions, incentive compensation, sick pay, insurance, disability insurance, expense reimbursement, medical benefits, or any other compensation, except for the continued vesting of the Equity Awards during the Consulting Period, and except for any right to receive any accrued and vested benefits; and (c) prior to the date Executive signs this Agreement, Executive has submitted all requests for reimbursement of business expenses covered by California Labor Code section 2802 or any equivalent state law in accordance with Company policy.
4.Acknowledgement of Consideration. Executive acknowledges that the continued vesting of the Equity Awards as set forth in Section 2 (Consulting Service) are in exchange for a waiver and release of claims and exceed any payment and benefit to which Executive would otherwise be entitled in connection with Executive’s employment or the termination thereof and such benefits are not already owed to Executive. By signing below, Executive acknowledges and agrees that such benefits constitute adequate and valuable consideration for the promises, waivers and releases contained in this Agreement.
5.Executive Warranties. Executive represents and warrants that: (a) during the course of Executive’s employment, (i) Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to any workers compensation law and (ii) Executive was not subjected to, and did not observe others being subjected to, sexual harassment, sexual assault or discrimination on the basis of sex; and (b) as of the date of signing this Agreement, Executive has not filed any complaints or lawsuits against the Company or any Releasee (as defined below) with any state or federal court or arbitration forum. Executive further represents and warrants that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released Claim (as defined below). Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to and shall not prevent, limit, or discourage Executive from filing a claim or charge with, or initiating or participating in an investigation by or a proceeding before, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”), including any federal, state or local fair employment practices agency, criminal law enforcement authorities, or any other federal, state or local agency charged with the enforcement of any laws or regulations, including by providing documents or any other information.

6.Release of Claims and Covenant Not to Sue.
a.In consideration of the payments and benefits set forth herein (including the continued vesting of the Equity Awards as set forth in Section 2 (Consulting Service)), Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, knowingly and voluntarily waives, releases, forever discharges, and promises not to sue the Company, and any of its current, future, and former direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related predecessors and successors (collectively, “Affiliates”) and, with respect to each such entity, all current and former officers, directors, stockholders, owners, representatives, assigns, agents, employees, employee benefit programs, attorneys, representatives, businesses, insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this section, and their successors, heirs, executors and administrators (collectively, the “Releasees”), from any claim, charge, action or cause of action, liabilities and demands, whatsoever (collectively, “Claims”) that Executive may have against the Releasees, whether known or unknown, from the beginning of time through the date Executive signs this Agreement based upon any matter, cause or thing whatsoever.
b.This release and waiver is intended as a general and comprehensive release to all Claims and potential Claims against the Releasees to the maximum extent permitted by law, and includes, but is not limited to, any and all Claims arising out of or in any way related to: (i) any interactions between Executive and the Releasees; (ii) Executive’s employment with the Company or any Releasees and/or Executive’s termination of Employment from the Company; (iii) reemployment, salary, wages, bonuses, commissions, vacation pay, sick leave, paid time off, equity awards (including, without limitation, stock options, restricted stock, restricted stock units, stock appreciation rights and other equity-based awards), benefits, reimbursement or other compensation or damages of any kind; (iv) any rights or claims arising under any applicable law for wrongful or abusive discharge or dismissal, breach of any contract, constructive discharge, retaliation, emotional distress, defamation, libel, invasion of privacy, fraud, violation of public policy, breach of the covenant of good faith and fair dealing, damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees, sexual harassment, or harassment or discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance; (v) any violation or right arising under any federal, state, or municipal law, regulation, ordinance, constitution, or common law, including, but not limited to, rights or claims under the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Workforce Adjustment Retraining Notification Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 through 1988 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, Age Discrimination in Employment Act (“ADEA”),  the Older Workers’ Benefit Protection Act (OWBPA), the Rehabilitation Act of 1973, the Pregnant Worker Fairness Act, Executive Order 11246 and any other executive order, the Fair Labor Standards Act, the Uniformed Services Employment and Reemployment Rights Act, the Immigration Reform and Control Act, all as amended, and any similar domestic or foreign laws, such as the Colorado Anti-Discrimination Statute and the Colorado Wage Claim Statute, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Occupational Safety and Health Act, Section 17200 of the California Business and Professions Code, the Georgia Fair Employment Practices Act, the Georgia Equal Employment for the Handicapped Act, the Georgia Age Discrimination Act, the Minnesota Human Rights Act, the Minnesota Whistleblower Act, the Pennsylvania Human Relations Act, the New York State Human Rights Law, the New York Civil Rights Law, the New York Wage and Hour Law, the New York City Human Rights Law, the New York Labor Law, the New York Equal Pay Law, the New York Military Leave Law, the New York Juror Protection Law, the New York Polygraph Law, the New York Whistleblower Law, the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act, the New Jersey

Family Leave Act, the New Jersey State Wage and Hour Law, the New Jersey Wage Withholding Protection Law, the Texas Employment Discrimination Law, and any other state or local counterparts of such laws, including but not limited to any state law that is similar or analogous to the WARN Act; and (vi) any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the time and date that Executive signs this Agreement.
c.Notwithstanding the foregoing, nothing contained in this Agreement shall in any way release (i) any claims for breach of this Agreement by the Company; (ii) any claims Executive may have that cannot be waived under applicable law; (iii) any rights or claims to payment of vested benefits that Executive may have under a retirement plan sponsored or maintained by the Company or any Releasee that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; (iv) any rights to or claims for indemnification that may not be waived by applicable law; (v) any rights to or claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; or (vi) any right to bring to the attention of the Equal Employment Opportunity Commission (or any analogous state or local agency) claims of discrimination, harassment or retaliation.
d.Separate and apart from Executive’s release of claims set forth above, Executive also covenants not to sue any Releasees on any released Claim, whether in an individual or a representative capacity. Any breach of this covenant not to sue will be considered a material breach of the Agreement. Executive understands that Executive may challenge Executive’s release of claims under the ADEA and OWBPA without breaching this promise.
7.Acknowledgement of Waiver of ADEA Claims. Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the ADEA, which have arisen on or before the date of execution of this Agreement. Executive affirms that:
a.Executive has been given at least 21 days within which to consider this Agreement and its consequences, and that in no event shall this Agreement be signed prior to the Transition Date or any later than 21 days after Executive’s receipt of this Agreement. If Executive signs this Agreement before the end of such 21-day consideration period, Executive acknowledges that Executive will have knowingly and voluntarily waived the right to have 21 days to consider the Agreement. No changes to this Agreement, whether material or immaterial, will renew, extend, or modify the 21-day period to consider this Agreement. This paragraph and this Agreement are written in a manner calculated to be understood by Executive.
b.This Agreement provides for consideration in addition to anything of value to which Executive is already entitled.
c.The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.
d.Executive has seven (7) days following the signing of this Agreement to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Agreement shall not become effective or enforceable until the seven-day revocation and cancellation period has expired. Any revocation or cancellation of this Agreement by Executive pursuant to this paragraph shall be in writing delivered to the Company in accordance with Section 26 (Notices).

e.Executive is hereby advised in writing by the Company to consult with an attorney of Executive’s choice (at Executive’s own expense) concerning the terms and conditions set forth herein.
f.In the event Executive timely revokes this Agreement, this Agreement, including but not limited to the Company’s obligations to provide the payments and benefits referenced herein, shall become null and void; provided, however, that the termination of Executive’s employment with the Company shall remain in full force and effect.
g.Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
8.Waiver of Unknown Claims. Executive acknowledges and agrees that, by signing this Agreement, Executive intends for the general release of claims contained herein to extend to each and every claim, demand, and cause of action hereinabove specified, including but not limited to claims that are unknown or unsuspected by Executive. In doing so, Executive expressly acknowledges and agrees that Executive is knowingly waiving rights Executive may have under any applicable federal, state, or local law that restricts the right of a person to waive unknown or unsuspected claims, including but not limited to Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
9.Non-Disparagement. Executive represents and warrants that, Executive has not made, and agrees not to make, directly or indirectly, whether before or after the Transition Date, any statements, orally or in writing, to any person, the public, the press or the media that would portray any Releasee in an adverse light or cause injury to any Releasee. Notwithstanding any provision in this Agreement to the contrary, including this Section 9 and Section 11 (Return of Property; Confidential Information; Intellectual Property) and Section 12 (Interference with Existing Business Relationships) below, Executive acknowledges that Executive is not in any way prohibited or precluded from (a) providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law; (b) providing truthful information to any Government Agency; (c) providing truthful information pursuant to any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934); (d) disclosing factual information related to (i) sexual assault, (ii) unlawful harassment, (iii) failure to prevent sexual assault or unlawful harassment, (iv) unlawful discrimination, or (v) other violations of law that Executive has reason to believe to have occurred in the workplace; (e) exercising Executive’s rights (if applicable) or engaging in other concerted activities protected under Section 7 of the National Labor Relations Act; or (f) making other disclosures protected by applicable law (collectively, “Permitted Disclosures”). Executive further understands that a “Permitted Disclosure” does not include the disclosure of any Company or Releasee attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

10.Warranty Regarding Equity Awards. Executive acknowledges and agrees that subject to Section 2 (Consulting Service), any equity awards (including, without limitation, stock options, restricted stock, restricted stock units, stock appreciation rights and other equity-based awards) that were granted to Executive during Executive’s employment are governed by the applicable equity incentive plan and the agreements evidencing such awards.
11.Return of Property; Confidential Information; Intellectual Property.
a.Executive acknowledges that Executive has returned any and all property belonging to the Company or any Releasee of any kind or description whatsoever, including, but not limited to, any Confidential Information (as defined below) which has been furnished to Executive or is held by Executive, at Executive’s residence or elsewhere, and Executive shall not retain any copies, duplicates, reproductions or excerpts thereof including in any electronic or digital format.
b.“Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any Releasee in connection with its business, including, but not limited to, information, observations and data obtained by Executive or to which Executive gained access during Executive’s employment or service with the Company concerning (i) the business or affairs of the Company or any Releasee, (ii) business, marketing, and financial plans and strategies, (iii) products or services, including products or services roadmaps, (iv) fees, costs and pricing structures, (v) designs, (vi) analyses, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (ix) flow charts, manuals and documentation, (x) data bases, (xi) accounting and business methods, (xii) Inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) customers and clients and customer or client lists, (xiv) customer preferences and contact information, (xv) the personnel information of Company or Releasee employees (including, but not limited to, skills, performance, discipline, and compensation), (xvi) other copyrightable works, (xvii) all production methods, processes, technology and trade secrets, and (xviii) all similar and related information in whatever form. Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act (or failure to act) of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Confidential Information will not be deemed to have been made public merely because individual portions of the information have been separately published.
c.“Inventions” means any and all inventions, discoveries, works of authorship, developments, modifications, ideas, concepts, techniques, know-how and other forms of intellectual property, regardless of how they are embodied, including as data, media, files (physical or electronic), communications, models, software, hardware or other technologies, in any stage of development, that were made, conceived, discovered or developed by Executive (either alone or with others) and that relate to the business or the actual or demonstrably anticipated research or development of the Company or its Affiliates or that resulted from any work performed by Executive (either alone or with others) for the Company (i) during Executive’s employment with Company, whether or not arising during regular business hours or (ii) if based on Confidential Information or otherwise in connection with Executive’s activities as an employee of the Company, after Executive’s employment with Company ends. All Inventions are and will be the sole and exclusive property of the Company or its Affiliates. To the extent Executive has not already assigned such Inventions to the Company or its Affiliates, Executive agrees to and hereby assigns automatically to the Company or its assigns, free and clear of all encumbrances and without further consideration, all of Executive’s right, title and interest in and to the Inventions, including, without limitation, all causes of action relating to the Inventions, if any, that have accrued prior to this assignment. The provisions of this paragraph requiring assignment of Inventions are subject to Section 2870 of the

California Labor Code if Executive is an employee in California (or similar laws of the jurisdiction where Executive resides).
d.Executive represents and warrants that Executive did not use or incorporate any intellectual property rights that are both owned, controlled or developed by Executive and not assigned to Company ("Prior Inventions") in any Company operations, products or services. If during Executive's employment with the Company, Executive used or incorporated or encouraged others to use or incorporate a Prior Invention in an operation, product, or service of the Company or its Affiliates, Executive hereby grants the Company and its Affiliates a nonexclusive, sub-licenseable, royalty-free, fully paid, irrevocable, transferable, perpetual, worldwide license under Prior Inventions to make, have made, use, sell, offer to sell, import, export, copy, modify, and make derivative works of, those Prior Inventions as part of or in connection with any operations, products, or services. Executive will not make or assist in making any claim against the Company or any Releasee with respect to any Prior Invention.
e.When asked, Executive will assist Company or its Affiliates to secure any patents or other intellectual property rights relating to the Inventions, including by reviewing and executing all applications, declarations, assignments and other documents relating to the Inventions (“Assignment Instruments”). Executive will execute any Assignment Instruments even after the end of Executive’s employment. If the Company or its Affiliates is unable for any reason (including Executive’s mental or physical incapacity, Executive’s failure to provide timely cooperation, or for any other reason) to secure Executive’s signature for any Assignment Instrument, Executive irrevocably designates and appoints the Company, its assigns, and their duly authorized officers and agents as Executive’s agent and attorney in fact, with full power of substitution and delegation, to act for and on Executive’s behalf to execute and file any Assignment Instruments and to do all other lawfully permitted acts to further the prosecution and issuance of intellectual property rights in and to the Inventions with the same legal force and effect as if executed by Executive.
f.Executive also acknowledges that Executive has continuing obligations under Executive’s confidentiality, invention assignment, and/or proprietary information agreement with the Company or its Affiliates (“Confidentiality Agreement”) that survive the termination of Executive’s employment and Consulting Services, and Executive agrees to abide by those obligations (including but not limited to any agreement not to solicit any employee or independent contractor to leave the Company). The terms of any Confidentiality Agreement shall continue in full force and effect, and are incorporated herein. Executive agrees to sign any other document or agreement as may be requested in order to effectuate the provisions of the Confidentiality Agreement.
g.Executive further agrees and covenants that Executive shall not divulge to any person or entity any proprietary or Confidential Information, whether written or oral, received or gained by Executive in the course of Executive’s employment by the Company or any Releasee or of Executive’s duties with the Company or any Releasee, nor shall Executive make use of any such Confidential Information on Executive’s own behalf or on behalf of any other person or entity, for so long as such Confidential Information is not known to the general public.
h.In the event of any inconsistencies between this Agreement and the Confidentiality Agreement or the terms of any other agreement, the provisions that are more protective of the Company or its Affiliates shall apply, as determined by the Company in its sole discretion.
i.Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, Executive understands that the Company will not retaliate against Executive in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and Executive files any type of proceeding against the Company alleging that the Company retaliated against Executive because of Executive’s disclosure, Executive may disclose the relevant trade secret to Executive’s attorney and may use the trade secret in the proceeding if (i) Executive files any document containing the trade secret under seal, and (ii) Executive does not otherwise disclose the trade secret except pursuant to court or arbitral order.
j.Nothing in or about this Agreement prohibits Executive from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing confidential information or information about this Agreement or the Company to the SEC, or providing the SEC with information that would otherwise violate any section of this Agreement, to the extent permitted by Section 21F of the Securities Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Securities Exchange Act.
k.Nothing herein shall preclude any party hereto from providing information to or cooperating with any Government Agency; however, Executive shall not provide information or documents regarding alleged improper activity or conduct to a non-governmental third party except when required by law.
l.If Executive receives from any third party (excluding Government Agencies) notice that Executive is required to provide testimony or information in any context about the Company, Executive’s employment or Consulting Services with the Company, and/or any Released Party, except as prohibited by applicable law, Executive agrees to provide the General Counsel of the Company with written notice of such within twenty-four (24) hours of receiving it. Thereafter, Executive agrees to cooperate with the Company in responding (if necessary) to such legal process. To the extent legally permissible, Executive also agrees not to testify or provide any information if the Company has informed Executive of its intent to contest the validity or enforceability of any request, subpoena or court order until such time as the Company has informed Executive in writing that it consents to Executive’s testimony or has fully exhausted its efforts to challenge any such request, subpoena or court order. If Executive is required to provide testimony about the Company or any Released Party, Executive shall testify truthfully at all times.
12.Interference with Existing Business Relationships. By signing below, Executive promises never to use Confidential Information to directly or indirectly solicit or otherwise induce any vendor, supplier, licensor, licensee or other business affiliate of the Company or any Releasee to terminate its existing business relationship with the Company or Releasee, or to interfere in any other manner with any existing business relationship between the Company or Releasee and any such vendor, supplier, licensor, licensee or other business affiliate in a manner that conflicts with applicable law.
13.Integrated Agreement/Severability. This Agreement, along with any Confidentiality Agreement, restrictive covenant agreement, any written equity grant agreements along with any applicable Company equity plan, contains the entire agreement concerning the subject matter hereof and supersedes all prior agreements (including the Severance Benefit Agreement), understandings, discussions, negotiations, and undertakings, whether written or oral, with respect thereto. This is an integrated document. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. This Agreement is declared to be severable.
14.Modification. This Agreement may not be modified or amended except by a writing signed by Executive and the CEO.
15.Tax Consequences. Executive understands and agrees that any taxes (other than the employer-mandated portion of FICA and FUTA) which may become due as a result of any payment or transaction contemplated by this Agreement are Executive’s sole responsibility, and Executive further agrees to hold all Releasees harmless on account thereof. Any payments or benefits paid to Executive will be reported to taxing authorities as the Company deems appropriate. By signing below, the Executive agrees not to make any claim against any Releasee based on how the Company reports amounts or withholds taxes from them, or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement. In addition, Executive understands and agrees that neither the Company nor any Releasee has a duty to try to prevent such an adverse determination. Executive agrees to hold the Company and the Releasees harmless from the fact or manner of the Company’s tax reporting or any adverse determination as to the tax treatment of any amounts payable under this Agreement.
16.Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
17.Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment or Consulting Services, or the termination of Executive’s employment or Consulting Services, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Broadcom shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
18.Litigation/Audit Cooperation. Executive agrees that, as requested, Executive will cooperate fully with the Company, any Releasee, or their representatives in any legal matter, investigation, proceeding, administrative review, or litigation brought against or involving the Company or any Releasee by any Government Agency or private party pertaining to matters occurring during Executive’s employment or Consulting Services, Executive’s Inventions, or about which Executive otherwise has knowledge. Executive acknowledges and agrees that such cooperation may include, but will not be limited to, providing background information; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations, or court hearings; and preparing for these or similar activities. Executive understands that Executive will receive no additional pay for Executive’s cooperation beyond that provided in this Agreement, except that, to the extent Executive incurs out-of-pocket expenses in assisting the Company or any Releasee at its request, the Company will reimburse such expenses upon the presentation of satisfactory written substantiation of the claimed expenses.
19.General Consequences of Breach or Certain Conduct. If Executive breaks any of Executive’s promises in this Agreement, for example, by making a false representation in this Agreement, or by a past or future breach of any portion of a Confidentiality Agreement, or if (as determined in the Company’s sole discretion) Executive engages in or has previously engaged in misconduct that would have resulted in the termination of Executive’s employment had the Company then known all relevant facts (assuming Executive was still employed regardless of when the conduct actually occurred), Executive (a) shall forfeit all right to future benefits under this Agreement; (b) shall forfeit all shares she received as a result of the vesting of the Equity Awards during the Consulting Period (the “Received Shares”)(and if Executive has sold, transferred, or otherwise disposed of any such shares, Executive shall promptly pay to the Company a cash amount equal to the value of the shares as of such sale, transfer or disposition (determined in the Company’s reasonable discretion)); (c) agrees that to the extent that Executive recovers any amounts against the Company or any Releasee with respect to any claims that Executive has released, and has not yet forfeited the Received Shares (or repaid the value of the Received Shares), the Company may apply the value of such Received Shares to offset such recovery; and (d) must pay reasonable attorney’s fees and all other costs incurred as a result of Executive’s breach or false representation, such as the cost of defending any suit brought with respect to a released claim. However, ten percent (10%) of the Received Shares will be exempt from this repayment provision and will constitute consideration for the release of claims contained herein. This paragraph shall not be applicable to challenges to the validity of this Agreement under the ADEA or OWBPA, nor will the Company seek any damages of any sort against Executive for having made such a challenge, but it may seek to offset any recovery Executive obtains by the benefits and compensation Executive receives as a result of entering into this Agreement (including the Received Shares). Executive further agrees that the Company would be irreparably harmed by any actual or threatened violation of Section 9 (Non-Disparagement), Section 11 (Return of Property; Confidential Information; Intellectual Property) and Section 12 (Interference with Existing Business Relationships) of this Agreement, and that the Company will be entitled to an injunction prohibiting Executive from committing any such violation without the need to post bond.
20.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement, including but not limited to Section 9 (Non-Disparagement), Section 11 (Return of Property; Confidential Information; Intellectual Property) and Section 12 (Interference with Existing Business Relationships) , shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement and the Confidentiality Agreement, “Protected Activity” shall mean filing a charge or complaint with, or otherwise communicating or cooperating with, or participating in, any investigation or proceeding conducted by, any Government Agency, or making other Permitted Disclosures. Notwithstanding any restrictions set forth in this Agreement, Executive understands that Executive is not required to obtain authorization from the Company or any Releasee prior to disclosing information to, or communicating with, such agencies for purposes of this Section 20, nor is Executive obligated to advise the Company or any Releasee as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant Government Agencies. Executive recognizes that nothing herein prevents Executive from reporting, in confidence, potential violations of law to relevant Government Agencies or to a court. Executive further understands that “Protected Activity” does not include the disclosure of any Company or Releasee attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.
21.No Admissions. The Parties understand and agree that while this Agreement resolves all actual or potential claims that Executive might possess against the Company and other Releasees, it does not constitute an admission by the Company or any other Releasee of any violation of federal, state or local law, ordinance, or regulation, or of any violation of the Company’s policies or procedures, or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by any Releasee.
22.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding Agreement on the part of each of the undersigned. Either party may execute this Agreement by signing on the designated signature block below with an original or duly authorized electronic signature, and by transmitting such signature page via facsimile, e-mail (via PDF format), or DocuSign to the other party. Any signature made and transmitted by facsimile, e-mail (via PDF format), or DocuSign for the purpose of executing this Agreement shall be deemed an original signature for purposes of this Agreement, and shall be binding upon the party transmitting its signature by facsimile, e-mail (via PDF format), or DocuSign.
23.Section 409A. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted consistent with that intent. Without limiting the generality of the foregoing, to the extent necessary to comply with Section 409A, any payment to which Executive becomes entitled under this Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under Section 409A and is (i) payable upon Executive’s termination; (ii) at a time when Executive is a “specified employee” as defined by Section 409A shall not be made until the earlier of (a) the expiration of the six month period (the “Deferral Period”) measured from the date of Executive’s “separation from service”; or (b) the date of Executive’s death. Upon the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to Executive or, if applicable, Executive’s beneficiary. For purposes of this Section, amounts that constitute “separation pay” in accordance with Internal Revenue Code Regulations Section 1.409A-1(b)(9)(iii) shall not be subject to the Deferral Period. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. Executive represents and warrants that Executive has consulted with Executive’s own tax advisors and counsel in connection with this Agreement and is not relying on the Company, the Company’s counsel, or any Releasee for tax advice as to the matters covered by this Agreement.
24.Voluntary and Knowing Agreement. By their authorized signatures below, the Parties certify that they have carefully read and fully considered the terms of this Agreement, that they have had an opportunity to discuss these terms with attorneys or advisors of their own choosing, that they agree to all of the terms of this Agreement, that they intend to be bound by them and to fulfill the promises set forth herein, and that they voluntarily and knowingly enter into this Agreement with full understanding of its binding legal consequences.

25.Medicare Reporting. Executive warrants that no conditional payments have been made by Medicare. Executive will indemnify, defend and hold the Company and Releasees harmless from any and all claims, demands, liens, Medicare conditional payments and rights to payment, known or unknown. This indemnification obligation includes all damages, double damages, fines, penalties, attorneys’ fees, costs, interest, expenses, and judgments incurred by or on behalf of the Company and Releasees.
26.Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
At the last address shown on the records of the Company
If to the Company:
Broadcom Inc.
3421 Hillview Avenue,
Palo Alto, California 94304, USA
Attention: Vice President, Human Resources

27.Survival. The provisions of Section 9 (Non-Disparagement), Section 11 (Return of Property; Confidential Information; Intellectual Property) and Section 12 (Interference with Existing Business Relationships) hereof shall survive any termination of the Consulting Period or this Agreement.
[Signature page follows]

COMPANY		EXECUTIVE

By:	/s/ Hock E. Tan	By:	/s/ Kirsten M. Spears
	Hock E. Tan		Kirsten M. Spears
President & Chief Executive Officer

Printed Name:	Kirsten M. Spears

Date Signed:	April 1, 2026